Contact:
Curt Stoelting
CEO
ph: 630-573-7326
or
Jody Taylor
CFO
ph: 630-573-7328

RC2 Reports Results for First Quarter of 2008

Oak Brook, IL – April 22, 2008 – RC2 Corporation (NASDAQ:RCRC), today announced its results for the first quarter ended March 31, 2008.  First quarter net sales decreased approximately 17% to $93.3 million compared with $112.6 million for the first quarter a year ago. Net sales for the first quarter of 2008 excluding $1.2 million in net sales of discontinued product lines decreased approximately 14% as compared with net sales for the first quarter of 2007 excluding $6.0 million in net sales from discontinued product lines.  Net income was $2.0 million or $0.11 per diluted share in the 2008 first quarter as compared with $8.1 million or $0.37 per diluted share in the year ago first quarter.  Net income for the first quarter of 2008 was negatively impacted by $1.5 million of recall-related costs, or $0.05 per diluted share.

The net sales decrease was attributable to softness seen across all product categories.  (Refer to the attached supplemental reporting schedule.)  The mother, infant and toddler products category showed a decrease of approximately 10%, and the preschool, youth and adult products category experienced a decrease of approximately 23%.  Net sales in the preschool, youth and adult products category for the first quarter of 2008 excluding $1.2 million in net sales of discontinued product lines decreased by approximately 17% as compared with net sales for the first quarter of 2007 excluding $5.9 million in net sales from discontinued product lines.

The 2008 first quarter gross margin increased to 45.6% as compared with 44.8% in the prior year first quarter.  Selling, general and administrative expenses decreased to $36.5 million in the first quarter of 2008 as compared with $37.8 million in the first quarter of 2007.  Operating income decreased to $4.4 million from $12.5 million in the year ago period, and as a percentage of net sales, decreased to 4.7% of net sales from 11.1% in the prior year first quarter.  Operating income for the first quarter of 2008 excluding $1.5 million of recall-related costs was 6.3% of net sales.

Cash, Debt and Stock Buyback
During the first quarter, the Company generated approximately $15 million of operating cash flow.  As of March 31, 2008, the Company’s cash balances exceeded $59 million.  The Company’s outstanding debt at March 31, 2008 was $103 million.  During the fourth quarter of 2007, the Company increased the size of its revolving line of credit to $175 million and at March 31, 2008 had approximately $72 million of remaining borrowing capacity.  During the first quarter of 2008, the Company repurchased 0.9 million shares for approximately $19.9 million.  Through March 31, 2008 the Company has repurchased 3.9 million shares for approximately $107.8 million under its existing $150 million stock buyback authorization.  Shares of the Company’s common stock may be repurchased from time to time in open market transactions or privately negotiated transactions at the Company's discretion, subject to market conditions and other factors.  Shares repurchased by the Company are held as treasury shares.  This program may be extended beyond the currently authorized period or may be suspended at any time.

Commentary
Curt Stoelting, CEO of RC2 commented, “Our 2008 first quarter results were disappointing.  While the strong sales and earnings performance in the 2007 first quarter make comparisons difficult, the current year results were impacted by continued softness at the retail level.  Retailers’ comparable sales have noticeably slowed and reorders of our products have been reduced.

“It is hard to predict when the retail environment will improve but we are excited about the new products we are introducing throughout 2008.  In the first quarter, we launched The First Years True Fit convertible car seat and received a five star quality and safety rating for our new The First Years Compass B510 booster car seat.  We expect that sales for these new travel gear products will build throughout 2008.  In addition, we are bringing to market new products in both of our product categories throughout the remainder of 2008.

“We continue to closely monitor product line profitability and cost controls.  The majority of our current year price increases will take effect in the second and third quarters.  Based on the most current margin analysis, we are eliminating additional individual products with unacceptable levels of profit.  We also are working hard to maintain our operating cost discipline.  While in the first quarter, we incurred certain higher costs for our Multi-Check Safety System and consumer/digital marketing commitments, we feel that these programs will prove cost effective over time.

“Our balance sheet remains strong with net debt of approximately $43 million at the end of the first quarter. Despite top-line challenges we were profitable with positive cash flow in our lowest volume quarter.

“Looking forward, we continue to be guided by our strategic plan and we plan to continue to leverage consumer insights and digital marketing investments to guide our new product development and drive sustainable sales increases. We also remain committed to making acquisitions that will build long term shareholder value.  In closing, we are excited about the opportunities to improve our business and to build momentum for future growth and profitability.”

Updated Financial Outlook
Continuing sales and profits are dependent on a number of factors including the on-going success and expansion of continuing product lines, successful introductions of new products and product lines and retention of key licenses.  Other key factors include seasonality, overall economic conditions including consumer retail spending and shifts in the timing of that spending and the timing and level of retailer orders.

Due to recent sales trends, RC2 is revising its outlook for 2008.  The Company now expects that full year 2008 diluted earnings per share from continuing operations,  will range from $1.90 to $2.00.   This estimate excludes the impact of any potential stock repurchases by the Company in the remaining quarters of 2008 as well as additional recall-related costs including any legal fees or other payments that parties affected by the 2007 product recalls might claim.

Use of Non-GAAP Financial Information
In addition to the results reported in accordance with U.S. generally accepted accounting principles ("GAAP") included in this release, the Company has provided certain non-GAAP financial information, including net sales adjusted to exclude net sales from discontinued product lines and recall-related returns and allowances, operating income excluding recall-related costs and EBITDA (as described in more detail in the next section).  Management believes that the presentation of these non-GAAP financial measures provides useful information to investors because this information may allow investors to better evaluate ongoing business performance and certain components of the Company's results.  In addition, because the recall-related costs were in the first quarter of 2008 but not the first quarter of 2007 and the net sales related to discontinued product lines have decreased significantly as the Company sells off the remaining inventory, the Company believes that the presentation of these non-GAAP financial measures enhances an investor's ability to make period-to-period comparisons of the Company's operating results.  This information should be considered in addition to the results presented in accordance with GAAP, and should not be considered a substitute for the GAAP results.  The Company has reconciled the non-GAAP financial information included in this release to the nearest GAAP measure in context.  See the "Net Sales by Category Excluding Discontinued Product Lines and Recall-related Returns and Allowances", “Calculation of EBITDA” and "Calculation of Operating Income Excluding Recall-related Costs" tables below.

EBITDA
EBITDA is defined as recurring earnings before interest, taxes, depreciation and amortization and represents operating profit plus other charges set forth in the attached Calculation of Adjusted EBITDA.  EBITDA is not adjusted for all non-cash expenses or for working capital, capital expenditures or other investment requirements and, accordingly, is not necessarily indicative of amounts that may be available for discretionary uses.  Thus, EBITDA should not be considered in isolation or as a substitute for net earnings or cash provided by operating activities, each prepared in accordance with GAAP, when measuring RC2’s profitability or liquidity as more fully discussed in the Company’s financial statements and filings with the Securities and Exchange Commission.

Earnings Conference Call Information
The Company’s quarterly earnings conference call will be held at 4:45 p.m. EDT on Tuesday, April 22, and is available live and in replay to all analysts/investors through a webcast service.  To listen to the live call, go to www.earnings.com or www.vcall.com at least fifteen minutes early to register, download and install any necessary audio software.  For those who cannot listen to the live broadcast, replays will be available shortly after the call on CCBN and VCALL.

Company Description
RC2 Corporation (www.rc2.com) is a leading designer, producer and marketer of innovative, high-quality toys, collectibles, and infant and toddler products.  RC2’s infant, toddler and preschool products are marketed under its Learning Curve® (www.learningcurve.com) family of brands which includes The First Years by Learning Curve and Lamaze brands as well as popular and classic licensed properties such as Thomas & Friends, Bob the Builder, Winnie the Pooh, John Deere, Nickelodeon and Sesame Street.  RC2 markets its youth and adult products under the Johnny Lightning® (www.johnnylightning.com) and Ertl® (www.ertl.com) brands. RC2 reaches its target consumers through multiple channels of distribution supporting more than 25,000 retail outlets throughout North America, Europe, Australia, and Asia Pacific.

Forward Looking Statements
Certain statements contained in this release are considered "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words or phrases such as "anticipate,'' "believe,'' "could,'' "expect,'' "intend,'' "may,'' "planned,'' "potential,'' "should,'' "will,'' "would'' or the negative of those terms or other words of similar meaning. Such forward-looking statements are inherently subject to known and unknown risks and uncertainties. The Company's actual results and future developments could differ materially from the results or developments expressed in, or implied by, these forward-looking statements.  Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, but are not limited to, the following: the risk that the charges and expenses the Company expects relating to its recalls may increase based on the amount of inventory of affected products at retailers, the amount of affected products that may be returned by consumers and the cost of providing replacement products to consumers and retailers; the effect of the recalls on the Company's relationship with the licensors and the resolution of any  claims or determinations made by such licensors including renewal and retention of licenses; the outcome of the class action lawsuits that have been filed against the Company related to the recalls and the possibility of potentialnew claims or litigation; the Company may not be able to manufacture, source and ship new and continuing products on a timely basis; the Company is dependent upon timely shipping of product and unloading of product through West Coast ports as well as timely rail/truck delivery to the Company’s warehouse and/or customers’ warehouses; increases in the cost of raw materials used to manufacture the Company’s products and increases in freight costs could increase the Company’s cost of sales and reduce the Company’s gross margins; currency exchange rate fluctuations, particularly in the Chinese Renminbi or the Hong Kong dollar, could increase the Company’s expenses; customers and consumers may not accept the Company’s products at prices sufficient for the Company to profitably recover development, manufacturing, marketing, royalty and other costs; the inventory policies of retailers, together with increased reliance by retailers on quick response inventory management techniques, may increase the risk of underproduction of popular items, overproduction of less popular items and failure to achieve tight shipping schedules; competition in the markets for the Company's products may increase significantly; the Company is dependent upon continuing licensing arrangements with owners of popular and classic licensed properties such as Thomas & Friends, Bob the Builder, Winnie the Pooh, John Deere, Nickelodeon and Sesame Street, vehicle manufacturers, agricultural equipment manufacturers and other licensors; the Company may experience unanticipated negative results of litigation; the Company relies upon a limited number of independently owned factories located in China to manufacture a significant portion of its products; the Company is dependent upon the continuing willingness of leading retailers to purchase and provide shelf space for the Company's products; and general economic conditions in the Company's markets.  Such uncertainties and other operational matters are discussed further in the Company's quarterly and annual filings with the Securities and Exchange Commission.  The Company undertakes no obligation to make any revisions to the forward-looking statements contained in this release or to update them to reflect events or circumstances occurring after the date of this release.

- Tables to Follow –

RC2 Corporation and Subsidiaries
Consolidated Statements of Earnings
(In thousands, except per share data)

	Three Months ended March 31,
	2008	2007
	(Unaudited)	(Unaudited)

Net sales	$93,290	$112,593
Cost of sales (2)	50,748	62,131
Recall-related costs	20	-
Gross profit	42,522	50,462
Selling, general and administrative expenses (2)	36,453	37,768
Recall-related costs	1,420	-
Amortization of intangible assets	225	213
Operating income	4,424	12,481
Interest expense, net	1,075	302
Other income	(448)	(466)
Income from continuing operations before income taxes	3,797	12,645
Income tax expense	1,796	4,586
Income from continuing operations	2,001	8,059
Loss from discontinued operations, net of tax	-	-
Net income	$2,001	$8,059

(1) Net sales for the quarter ended March 31, 2008 include $32 thousand of recall-related returns and allowances.
(2) Depreciation expense was $3.1 million and $3.6 million for the quarters ended March 31, 2008 and 2007, respectively.
Compensation expense for equity awards was $1.4 million and $1.0 million for the quarters ended March 31, 2008 and 2007, respectively.

EPS:
Basic earnings per share:
Income from continuing operations	$0.11	$0.38
Loss from discontinued operations	-	-
Net income	$0.11	$0.38
Diluted earnings per share:
Income from continuing operations	$0.11	$0.37
Loss from discontinued operations	-	-
Net income	$0.11	$0.37
Weighted average shares outstanding:
Basic	17,912	21,116
Diluted	18,180	21,519

	Selected Consolidated Balance Sheet Data
	March 31, 2008	December 31, 2007	March 31, 2007
	(Unaudited)		(Unaudited)
Cash and cash equivalents	$59,802	$57,809	$25,266
Trade accounts receivable, net	79,542	110,317	85,004
Inventory	78,890	77,034	86,467
Accounts payable and accrued expenses	75,075	99,076	66,532
Lines of credit	103,000	95,000	-
Stockholders' equity	$383,083	$397,378	$463,412

RC2 Corporation and Subsidiaries
Supplemental Reporting
(unaudited and in thousands)

	Quarter ended March 31, 2008	Quarter ended March 31, 2007
Net sales by category:
Mother, infant and toddler products	$46,221	$51,400
Preschool, youth and adult products	47,069	61,193
Net sales	$93,290	$112,593

Net sales by channel:
Chain retailers	$69,114	$80,343
Specialty retailers, wholesalers , OEM dealers and other	24,176	32,250
Net sales	$93,290	$112,593

Net sales by geographic location:
North America	$72,966	$90,590
International	20,586	22,168
Sales and transfers between segments	(262)	(165)
Net sales	$93,290	$112,593

Note: The quarter ended March 31, 2008 includes $32 thousand of recall related returns and allowances and $1.2 million of sales of discontinued product lines.  The quarter ended March 31, 2007 includes $6.0 million of sales of discontinued product lines.

Net Sales by Category Excluding
Discontinued Product Lines and Recall-related Returns and Allowances

	Quarter ended March 31, 2008	Quarter ended March 31, 2007
Net sales by category:
Mother, infant and toddler products	$46,221	$51,343
Preschool, youth and adult products	45,933	55,283
Net sales, as adjusted	92,154	106,626
Discontinued product lines	1,168	5,967
Net sales	$93,322	$112,593

Calculation of EBITDA
(Earnings before interest, taxes, depreciation, amortization, compensation expense for equity awards and recall-related costs)

	Quarter ended March 31, 2008	Quarter ended March 31, 2007
Income before income taxes	$3,797	$12,645
Interest expense, net	1,075	302
Depreciation	3,103	3,604
Amortization	225	213
Compensation expense for equity awards	1,358	1,046
Recall-related costs	1,472	--
EBITDA	$11,030	$17,810

Calculation of Operating Income
Excluding Recall-related Costs

	Quarter ended March 31, 2008	% of Net Sales

Operating income	$4,424	4.7%
Add: recall-related costs	1,472	1.6
As adjusted	$5,896	6.3%